CERTIFICATE OF AMENDMENT
OF
RESTATED CERTIFICATE OF INCORPORATION
OF THE J. JILL GROUP, INC.

             The J. Jill Group, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

FIRST: That by vote of the Board of Directors of said corporation at a meeting duly called and held resolutions were duly adopted proposing and declaring advisable that the Restated Certificate of Incorporation of said corporation as previously amended be further amended and that such amendment be submitted to the stockholders of the Corporation for their consideration, as follows:

RESOLVED:     That the Board of Directors of this Corporation recommends and deems it advisable that the Restated Certificate of Incorporation of the Corporation be amended by deleting the first sentence of Article FOURTH and replacing it with the following sentence:

“The total number of shares of capital stock which the Corporation shall have the authority to issue shall be 31,000,000, consisting of 30,000,000 shares of Common Stock, $.01 par value per share (“Common Stock”), and 1,000,000 shares of Special Preferred Stock, $.01 par value per share (“Special Preferred Stock”), amounting to an aggregate par value of $310,000.”

RESOLVED:     That the aforesaid proposed amendment be submitted to the stockholders of this Corporation for their consideration.

RESOLVED:     That following the approval by the stockholders of the aforesaid amendment as required by law, the officers of this Corporation be, and they hereby are, and each of them hereby is, authorized and directed (i) to prepare, execute and file with the Secretary of State of the State of Delaware a Certificate of Amendment (the “Certificate of Amendment”) setting forth the aforesaid amendment in the form approved by the stockholders and (ii) to take any and all other actions necessary, desirable or convenient to give effect to the aforesaid amendment or otherwise to carry out the purposes of the foregoing Resolutions.

SECOND:         That thereafter, a meeting of the stockholders of the Corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by statute and the Restated Certificate of Incorporation of the Corporation were voted in favor of the amendment.

THIRD:             That the aforesaid amendments were duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

             IN WITNESS WHEREOF, said The J. Jill Group, Inc. has caused this certificate to be signed by Gordon R. Cooke, its President, and attested by David R. Pierson, its Secretary, this 1st day of June, 2001.

ATTEST:			THE J. JILL GROUP, INC.

By:	/s/	David R. Pierson	By:	/s/	Gordon R. Cooke

		Its Secretary			Its President